EXHIBIT 99.2

        LEGAL SUIT BROUGHT BY C. THOMAS McMILLEN DATED NOVEMBER 12, 1999

               IN THE SUPERIOR COURT FOR THE. DISTRICT OF COLUMBIA
                                 CIVIL DIVISION

C. THOMAS McMILLEN
666 11th Street, NW
Washington, DC  20001

                        Plaintiff,
            v.

                                                         Case No. 99-0008055

COMPLETE WELLNESS CENTERS, INC.
666 11th Street, NW
Suite 200
Washington, DC  20001

A Delaware Corporation

                        Defendant.

SERVE:
Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE  19801

                                    COMPLAINT

     Plaintiff C. Thomas McMillen ("McMil1en") sue the Defendant Complete Wellness centers, Inc. ("CWC"), a Delaware corporation, for the reasons stated as follows:

                                  JURISDICTION

     1. This Court has jurisdiction over this action pursuant to D.C. Code Title 11-921 and Title 13-422 & 13-423 (1989).

                                     PARTIES

     2. Plaintiff McMillen is a natural person, who is domiciled in the District of Columbia.

     3. Defendant CWC is a corporation organized under the laws of the State of Delaware, with its principal place of business located at 666 11th Street, NW, Suite 200, Washington, DC 20001. At all relevant times hereto, CWC has transacted business in the District of Columbia.

                               FACTUAL BACKGROUND

     4. Plaintiff hereby incorporates by reference paragraphs 1 through 3 as if fully set forth herein.

     5. McMillen and CWC on September 1, 1998, entered into a written employment agreement (the "Agreement") whereby CWC would employ McMillen for a term of two years. A copy of the Agreement is attached hereto as Exhibit A and incorporated herein by this reference. The Agreement was duly authorized and executed by the board of directors of CWC and McMillen

     6. Section 3 of the Agreement provides that CWC shall pay McMillen compensation which includes: (a) $150,000 per annum base salary, (b) a bonus equal to 40% of CWC's bonus fund, (c) company car and related expenses, (d) four weeks paid vacation, (e} health insurance, (f) severance pay totaling one year's salary, (g) office and secretarial support, and (h) salary review and adjustment.

     7. Section 4 of the. Agreement provides that McMillen will not compete with CWC or solicit clients from CWC for a one year period after the termination of his employment with CWC.

     8. The Agreement provides, in Section 5, that the Agreement may only be terminated (i) by mutual written agreement; (ii) by death of McMillen or his disability for a continuous period of six months or if he were adjudicated as being mentally incompetent; or (iii) if McMillen were convicted of a felony.

     9. The Agreement provides in Section 9 that it shall be governed by and construed in accordance with the laws of the State of Maryland.

                                     COUNT I
                          (BREACH OF WRITTEN CONTRACT)

     10. Plaintiff hereby incorporates by reference paragraphs 1 through.9 as if fully set forth herein.

     11. McMillen and CWC on September 1, 1998, entered into a written employment agreement (the " Agreement") whereby CWC would employ McMillen for a term of two years and McMillen's employment could only be terminated within that two year period in specified circumstances, i.e., (i) by mutual written agreement: (ii) by death of McMillen or his disability for a continuous period of six months or if he were adjudicated as being mentally incompetent; or (iii} if McMil1en were convicted of a felony.

     12. None of the circumstances specified in Section 5 of the Agreement have been met.

     13. Despite the fact that none of these conditions for termination of the Agreement existed, CWC on February l8, 1999, terminated McMillen's employment. This termination constituted a material breach of the Agreement and entitles McMillen to the reasonably foreseeable, direct damages resulting to him from CWC's breach.

     14. McMillen's damages from CWC's breach are based upon the remainin9 time period of the Agreement, from the date of termination, February 18, 1999, through the end of the Agreement, August 31, 2000, and would include, but not be limited to the compensation pro1/ided in the Agreement, salary, vacation, bonus pool, stock options, office, secretarial support, cellular phone, and benefits including health insurance.

     WHEREFORE, Plaintiff C. Thomas McMillen prays that judgment be entered in his favor and against Defendant Complete Wellness Centers, Inc. in the amount of Five Hundred Thousand Dollars ($5001000.00), plus pre-judgment interest, the costs of this action, attorneys fees and such further relief as this Court may deem just and proper.

                                    COUNT II
               (BREACH OF COVENANT OF GOOD FAITH AND FAIR DEALING)

     15. Plaintiff hereby incorporates by reference paragraphs 1 through 14 as if fully set forth herein.

     16. The Agreement between McMillen and CWC contains an implied covenant that the parties will extend reasonable cooperation in clearing the way for performance of the contract.

     17. The Agreement between McMillen and CWC contains an implied covenant of good faith and fair dealing which prevents a party from evading the spirit of the contract, willfully rendering imperfect performance, or interfering with the other party's performance.

     18. CWC breached the covenant of good faith and fair dealing and the covenant of reasonable cooperation when it terminated McMillen's employment without cause and in contradiction to the terms of the Agreement.

     19. As a direct and foreseeable consequence of CWC's breach of the covenants of good faith and fair dealing and reasonable cooperation, McMillen's damages include, but are not limited to, the compensation provided in the Agreement, salary, vacation; bonus pool, stock options, office, secretarial support, cellular phone, and benefits .including health insurance from the date of termination, February 18, 1999, through the end of the Agreement, August 31, 2000.

     20. CWC has refused, and continues to refuse, to pay these sums to McMillen.

     WHEREFORE, Plaintiff C. Thomas McMillen prays that judgment be entered in his favor and against Defendant Complete Wellness Centers, Inc. in the amount of Five Hundred Thousand Dollars ($500,000.00), plus pre-judgment interest, the costs of this action, attorneys fees and such further relief as this Court may deem just and proper.

Dated: November 1, 1999                         COOTER, MANGOLD, TOMPERT,
                                                & WAYSON, P.L.L.C.
                                                /s/ ELIZABETH MCFARLAND
                                                -------------------------------
                                                Dale A. Cooter, #277454
                                                Elizabeth A. McFarland, #441301
                                                5301 Wisconsin Ave.,N.W.
                                                Suite 500
                                                Washington, D.C. 20015

COUNSEL FOR PLAINTIF POUND STERLING

EXHIBIT A

[Complete Wellness Centers letterhead]

September 1, 1998
Mr. C. Thomas McMillen
1103 South Carolina A venue, S.E.
Washington, D.C. 20003

Dear Mr. McMillen,

This letter, when accepted by you in a manner hereinafter provided, will evidence the agreement among Complete Wellness Centers, Inc., a Delaware Corporation (the "Company") and Mr. C. Thomas McMillen (the "Employee") for the provision of certain services to be rendered by Employee to the Company (the " Agreement"), all under the following terms and conditions to wit:

1.  EMPLOYMENT DUTIES

The Company shall employ Employee as Chairman and Chief Executive Officer. Employee shall report to the Board of Directors.

Employee shall devote his time and best efforts on a substantially full time basis to the business and affairs of the Company. Employee shall devote at least forty (40) hours per week to the business and affairs of the Company. (Nothing in this Agreement shall prohibit Employee from time to time engaging in other business arrangements and/or possessing an interest in other business ventures of any and every type and description subject to the provisions of Section 4.)

2.  EMPLOYMENT TERM

This Agreement shall commence on September 1,1998 (the "Commencement Date"), and shall end two years from such date or three years in the event the Company completes a financing in excess of $10 million on or before December 31, 1998 (the "Employment Term") unless extended by the Company and Employee in writing or unless sooner terminated in accordance with the provisions of this Agreement.

3.  COMPENSATION, EXPENSES, ETC.

In consideration of performance of the services and activities hereby, the Company shall pay Employee compensation as follows:

          A. A base salary of one hundred and fifty thousand dollars ($150,000) per annum, payable semi-monthly in arrears.

          B. Employee shall receive an additional performance bonus (the "Bonus") equal to forty percent (40%) of the Company's Bonus Fund, in accordance with the Company's 1995 Bonus Plan for Key Executives. For the purpose of this Section 3, the "Bonus Fund" shall be equal to at least ten percent (10%) of the Company's pre-tax income. The maximum bonus fund is $5 million.

          C. The use of a Company car and payment of related expenses including gas, insurance, maintenance, etc. not to exceed a cost to the Company of one-thousand dollars ($1,000) per month.

          D. Four (4) weeks of compensated vacation which shall vest ratably throughout the year.

          E. The Company shall make available such health benefits and any other benefits as it makes available to its executive employees.

          F. Upon termination of this Agreement pursuant to Section 5(i) and 5(ii), Employee shall receive a severance payment equal to twelve
               (12) times the Employee's monthly compensation pursuant to
               Section 3(A) for the month prior to termination. Such severance shall be payable in twelve (12) monthly insta1lrnents, beginning in the second calendar month following the month in which termination occurs.

          G. The Company shall provide Employee with an office and secretarial services comparable to those of its other executive employees.

               The Company shall deduct the usual withholding taxes from Employee's compensation consistent with standard practices and applicable federal and state laws.

               The Company shall reimburse Employee for any documented out of pocket expenses incurred in connection with the duties and responsibilities described herein, subject to the Company's policies.

          H. An independent compensation expert retained by the Company's Board of Directors shall report to the Board of Directors on the average Chairman and Chief Executive Officer cash compensation for companies in the physician practice management industry with similar revenues, profitability, growth rates, and stage of development as the Company's. Upon completion by the Company of a financing in excess of $10 million or upon annual review, the Board of Directors of the Company shall adjust Mr. McMillen's base salary accordingly. Such adjusted base salary shall be payable beginning in the second calendar month following the month in which the financing closes or the annual review completed.

4.  COVENANT NOT TO COMPETE; NOT TO SOLICIT

          A. During the Employment Term and for one (1) year thereafter, the Employee will not without the prior written permission of the Company in each instance directly or indirectly carry on or participate in a business the same as or similar to or in competition with that conducted or engaged in by the Company or any of its subsidiaries or affiliates.

          B. The term "carry on or participate in a business the same as or similar to that conducted or engaged in by the Company or any of its subsidiaries or affiliates" shall include the Employee, directly or indirectly, doing any of the following listed acts, other than carrying on or engaging in activities expressly permitted under this Agreement:

                         (i) carrying on or engaging in any such business as a principal, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder or limited partner owning more than five percent (5%) of the stock or equity interests in or securities convertible into more than five percent (5%) of the stock of or equity interests in any corporation, association or limited partnership; or
                         (ii) as agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of any such business; or
                         (iii) lending credit or money for the purpose of
                    establishing or operating any such business; or
                         (iv) giving advice to any other person, firm, association, corporation or other entity engaging in any such business; or
                         (v) lending or allowing his name or reputation to be used in any such business; or

          C. In the event of a breach or threatened breach by the Employee of the provisions of this Section 4, the Company shall be entitled to injunctive relief against the Employee. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Employer for such breach or threatened breach, including without limitation the recovery of damages from the Employee.

          D. During the Employment Term and for one (1) year thereafter, the Employee will not without the prior written permission of the Company in each instance will not solicit, or attempt to solicit and employ any employee of the Company or any of its subsidiaries or affiliates, or commit an act the primary purpose of which is to induce employee of the Company or any of its subsidiaries or affiliates to leave such employment or significantly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, relating to the business activities between the Company or any of its subsidiaries or affiliates and their respective prospects.

          E.   The parties hereto consider the restrictions contained in this
               Section 4 to be reasonable. If, however, such restrictions are found by any court having jurisdiction to be unreasonable because they are (or any of them is) too broad, then such restrictions shall nevertheless remain effective, but shall be considered amended as to protection of business, time or geographic area in whatever manner is considered reasonable by that court and, as so amended, shall be enforced.

          F. The provisions of this Section 4 shall survive the expiration or termination, for any reason, or this Agreement and shall be separately enforceable.

          G. The provisions of this Section 4 shall be enforceable only in the event Employee receives the Severance.

5.  TERMINATION

This Agreement may be terminated prior to the end of the Employment Term,
      (i)  by the written mutual agreement between Company and Employee;
      (ii) by the death of Employee or his disability for a period of one hundred and twenty (120) consecutive days or the adjudicated mental incompetency of Employee; or

           (iii) by the Company for cause, where "cause" shall mean for purpose of this Agreement - Employee's conviction of a felony (excluding the present federal investigation).

6.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

     A. The Employee agrees that he will not, during the Employment Term or thereafter, make use of, divulge or otherwise disclose, directly or indirectly, any trade or business secret (including, without limitation, any customer list, data, records or financial information constituting a trade or business secret) concerning the business or policies of the Company or any of its subsidiaries or affiliates which he may have learned as a result of his employment during the Employment Term or prior thereto as shareholder, employee, officer and/or director or the Company except to the extent such use or disclosure is necessary to the performance of this Agreement and in furtherance of the Company's best interest. The provisions of this
          Section 6 shall survive the expiration or termination, for any reason, of this Agreement.

     B. The Employee shall not during the Employment Term or for one (1) year thereafter make use of, divulge or otherwise disclose, directly or indirectly, any confidential information concerning the business or policies of the Company or any of its subsidiaries or affiliates which he may have learned while a shareholder, employee, officer and/or director of the Company.

     C. In the event of a breach or threatened breach by the Employee of the provisions of this Section 6, the Company shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, any such trade or business secret and/or any such confidential information, or from rendering any services to a person, firm, corporation, association, or other entity to whom any such trade or business secret and/or any such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including without limitation the recovery of damages from the Employee.

     D. The provisions of this Section 6 shall survive the expiration or termination, for any reason, of this Agreement and shall be separately enforceable.

7.  AMENDMENT

This Agreement may be amended only by the written agreement of the Company and Employee.

8.  SUCCESSORS AND ASSIGNS

The Company's rights and obligations under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company; and the Company may delegate all or any part of its rights and obligations hereunder to any affiliate or subsidiary of the Company.

The Employee acknowledges and agrees that this Agreement is personal to him and his rights and interests hereunder may not be assigned, nor may his obligations and duties hereunder be delegated with exception of the voting rights assigned to Employee's spouse by Employee.

9.  GOVERNINGLAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

10. ENTIREAGREEMENT

This Agreement supersedes any and all other agreements, either oral or written heretofore made with respect to the subject matter hereof.

11. SEVERABILITY

Any provision of this Agreement which is found to be unenforceable in any jurisdiction, shall, as to such jurisdiction only, be ineffective to the extent of such unenforceability, without invalidating or otherwise affecting the remaining provisions hereof. If any of the covenants against competition contained in Section 4 are found by a court having jurisdiction to be unreasonable in duration, geographical scope, or character of restriction, the covenant shall not be rendered unenforceable thereby, but rather the duration, geographical scope, or character of restriction of said covenant shall respectively be reduced or modified to render the covenant reasonable and the covenant shall be enforced as modified.

12. COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

13. NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to:
          (i) Employee at the address shown above, or at such other address or addresses as Employee shall designate to the Company in accordance with this Section, or
          (ii) Company at the address set forth on the above letterhead, or at such other address as the Company shall designate to Employee in accordance with this section.

14. PRONOUNS

Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

15. MISCELLANEOUS

     A. No delay or omission by the Company or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Employee on anyone occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     B. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any of this Agreement.

                             *           *         *

If the foregoing accurately sets out our agreement with regard to the above, please indicate your acceptance by executing and returning two copies of this letter to the undersigned.

Very truly yours,

COMPLETE WELLNESS CENTERS, INC.
BOARD OF DIRECTORS

/s/ Eric S. Kaplan, D.C.
------------------------------
Eric S. Kaplan, D.C.

/s/ E. Eugene Sharer
------------------------------
E. Eugene Sharer

/s/ Robert Mrazek
------------------------------
Robert Mrazek

/s/ James McMillen, M.D.
------------------------------
James McMillen, M.D.

/s/ Joseph Raymond, Jr.
------------------------------
Joseph Raymond, Jr.

/s/ Sergio Vallejo, D.M.D
------------------------------
Sergio Vallejo, D.M.D

Accepted and agreed to this 23rd day of November, 1998

/s/ C. Thomas McMillen
---------------------------------
C. Thomas McMillen
"Employee"